Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Shirley Chow - Porter Novelli Life
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www. genaera. com	schow@pnlifesciences.com

Genaera Corporation Announces Initiatives to Conserve Resources to Continue Development Efforts

—Cash for Operations through Second Quarter 2009—

Plymouth Meeting, PA—May 8, 2008—Genaera Corporation (NASDAQ: GENR) today announced plans that will enable the Company to continue development efforts over the next twelve months for its trodusquemine (MSI-1436) type 2 diabetes and obesity program, and the MEDI-528 asthma program, being developed by its partner MedImmune, Inc. (“MedImmune”), a wholly owned subsidiary of AstraZeneca.

Genaera will implement the following initiatives to improve the Company’s cost structure:

•	A voluntary 10% reduction in executive base compensation effective June 1, 2008;

•	A voluntary forfeiture of cash incentives to executives, including salary increases and discretionary bonus awards, for 2008;

•	A 34% reduction of the current workforce by June 30, 2008; and

•	The streamlining of expenditures to focus on essential program-specific needs.

“As a management team, we believe in the MSI-1436 program and are committed to investing in its future success,” said Jack Armstrong, President and Chief Executive Officer. “The actions announced today balance the financial requirements of the Company and the dilution sensitivity of our stockholders. This strategy allows us time to reach critical milestones and provide data which we believe will significantly enhance the overall value of Genaera. Over the next year we expect to announce data from two phase 1 studies of MSI-1436, including data demonstrating proof-of-concept. Additionally, we will work to progress alternative formulations of MSI-1436 in order to increase the partnering potential of the program. In the same time period, we anticipate the release of additional data from MedImmune’s phase 2 studies of MEDI-528 for the treatment of asthma and a decision to advance this program to the pivotal study stage.”

The Company estimates that it will incur restructuring charges of approximately $0.4 million in the second quarter of 2008 associated with the reduction in force. As of March 31, 2008, Genaera had cash, cash equivalents and short-term investments of approximately $17.1 million. The Company believes that cash on hand is sufficient to fund operations through the second quarter of 2009.

About Trodusquemine (MSI-1436)

Trodusquemine is a centrally and peripherally-acting appetite suppressant and the first highly selective inhibitor of protein tyrosine phosphatase 1B (PTP-1B). PTP-1B is central to controlling the function of both the leptin and insulin pathways. By inhibiting PTP-1B, MSI-1436 is expected to decrease appetite and normalize blood sugar. Trodusquemine has produced consistent, sustainable weight loss in a variety of animal models and appears to overcome metabolic readjustment, which often limits sustained weight loss during caloric restriction. In addition, trodusquemine has shown the ability to reverse co-morbidities associated with obesity such as abnormal glucose metabolism and cholesterol elevation.

About Interleukin-9 (MEDI-528)

IL-9 has been associated with symptoms of asthma. It is one of at least 29 naturally occurring interleukins in the human body. Overexpression of IL-9 in animal models has been shown to result in many features of asthma, including increased airway inflammation and hyperreactivity. Blocking the actions of IL-9 has been shown to reduce the increased airway inflammation and airway hyperresponsiveness seen in animal models of asthma. MedImmune is conducting research to evaluate the potential to use MAbs targeting IL-9 to treat or prevent symptomatic, moderate-to-severe, persistent asthma.

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436) and the IL-9 antibody program. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate, “ “believe, “ “continue, “ “develop, “ “expect, “ “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates including trodusquemine (MSI-1436) and the IL-9 antibody program may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborator, in connection with the development and commercialization of Genaera’s IL-9 antibody program; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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